ADMINISTRATION SERVICES AGREEMENT FOR SHARES OF SENTINEL VARIABLE PRODUCTS TRUST

The terms and conditions of this Services Agreement between Sentinel Administrative
Services, Inc. (the “Administrator”) and Phoenix Life Insurance Company, a New York life insurance company (the “Company”), are effective as of September 7, 2007.

WHEREAS, the Company, Sentinel Financial Services Company (the “Distributor”) and
Sentinel Variable Products Trust (the “Trust”) have entered into a Fund Participation Agreement dated September 7, 2007, as may be amended from time to time (the “Participation Agreement”), pursuant to which the Company, on behalf of certain of its separate accounts (the “Separate
Accounts”), purchases shares (“Shares”) of certain Portfolios of the Trust, as set forth in
Schedule A to the Participation Agreement (“Portfolios”) to serve as an investment vehicle under certain variable annuity and/or variable life insurance contracts (“Variable Contracts”) offered by the Company, which Portfolios may be one of several investment options available under the
Variable Contracts; and

WHEREAS, the Trust has certain administrative obligations to the owners of the variable contracts which the Administrator would typically perform;

WHEREAS, the Administrator recognizes that the Trust will derive substantial savings in administrative expenses by virtue of having the Company perform these administrative obligations as a sole shareholder rather than multiple shareholders in connection with each
Separate Account’s investments in the Portfolios; and

WHEREAS, the Administrator desires that the Trust benefit from the lower administration expenses that it expects the Trust to incur from the Company’s performing the administration services listed in Section 1 below;

WHEREAS, the Company wishes to perform the administrative obligations for the Trust and Administrator in exchange for compensation;

WHEREAS, the Administrator wishes to compensate the Company for the efforts of the
Company in providing the administration services listed in Section 1 below; and

WHEREAS, the following represents the collective intention and understanding of the service fee agreement between the Administrator and the Company.

NOW, THEREFORE, in consideration of their mutual promises, the Company and the
Administrator agree as follows:

1. Services. The Company and/or its affiliates agree to provide services (“Services”)
to owners of Variable Contracts including, but not limited to: teleservicing support in connection with Portfolios; delivery of current Trust prospectuses, reports, notices, proxies and proxy statements and other informational materials; facilitation of the tabulation of investors’ votes in the event of a Trust shareholder vote; receiving, tabulating and transmitting proxies executed by or on behalf of investors; maintenance of investor records reflecting shares purchased and redeemed and share balances, and the conveyance of that information to the Trust or the
Administrator as may be reasonably requested.

2. Compensation. In consideration of the Services, the Administrator agrees to pay to the Company a service fee at an annual rate equal to seventeen and one half (17.5) basis points of the average daily value of the Shares held in the Separate Accounts. Such payments will be made monthly in arrears. For purposes of computing the payment to the Company under this paragraph 2, the average daily value of Shares held in the Separate Accounts over a monthly period shall be computed by totaling such Separate Accounts’ aggregate investment (Share net asset value multiplied by total number of Shares held by such Separate Accounts) on each business day during the calendar month, and dividing by the total number of business days during such month. The payment to the Company under this paragraph 2 shall be calculated by the
Administrator at the end of each calendar month and will be paid to the Company within 45 calendar days thereafter. Payment will be accompanied by a statement showing the calculation of the monthly amounts payable by the Administrator and such other supporting data as may be reasonably requested by the Company.

The payments for Services made pursuant to this section shall be sent to the following address:

Phoenix Life Insurance Company Attention: Louise Velez 31 Tech Valley East Greenbush, New York 12061

3. Compliance with Laws. The Company agrees that:

(a) in performing its duties under this Agreement, the Company will abide by all applicable laws, including, without limitation, federal and state securities laws and regulations, state insurance laws and regulations, and the Employee Retirement Income Security Act of 1974;
and

(b) the arrangements provided for in this Agreement, including the compensation arrangements provided for in this agreement, will be timely disclosed, to the extent necessary or appropriate, to Variable Contract owners.

4. Indemnification

(a) The Administrator, Trust, and their affiliates shall not be responsible for, and the
Company shall indemnify and hold the Administrator, Trust, and their affiliates and their officers, directors, employees, agents and persons, if any, who control them (within the meaning of the 1940 Act) harmless from and against any and all reasonable losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of, or attributable to: (1) the
Company’s lack of good faith or willful misconduct in carrying out its duties under this
Agreement; or (2) any breach by the Company of any material provision of this Agreement, including any breach by the Company of any representation made by it in the Agreement.

(b) The Company and its affiliates shall not be responsible for, and the Administrator shall indemnify and hold the Company and its affiliates and their officers, directors, employees, agents and persons, if any, who control them (within the meaning of the 1940 Act) harmless from and against any and all reasonable losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of, or attributable to: (1) the Administrator’s lack of good faith or willful misconduct in carrying out its duties under this Agreement; or (2) any breach by the
Administrator of any material provision of this Agreement, including any breach by the
Administrator of any representation made by it in the Agreement.

5. Term. This Services Agreement shall remain in full force and effect for an initial term of one year, and shall automatically renew for successive one-year periods. This Services
Agreement may be terminated by either party hereto upon 30 days written notice to the other.
This Services Agreement shall terminate automatically upon the redemption of all Shares held in the Separate Accounts, upon termination of the Participation Agreement, upon a material, unremedied breach of the Participation Agreement, as to a Portfolio upon termination of the investment advisory agreement between the Trust, on behalf of such Portfolio, and Sentinel Asset
Management, Inc. Notwithstanding the termination of this Services Agreement, the
Administrator will continue to pay the service fees in accordance with paragraph 2 so long as net assets of the Separate Accounts remain in a Portfolio, provided such continued payment is permitted in accordance with applicable law and regulation.

6. Amendment. This Services Agreement may be amended only in writing with the consent of both parties. In this regard, this Agreement may be amended by the Administrator
(but not by the Company) at any time by mailing a copy of a written amendment to the Company.
In the absence of written objection to such amendment, continued performance by the Company under this Agreement shall constitute Company’s consent to such written amendment.

7. Effect on Other Terms, Obligations and Covenants. Nothing herein shall amend, modify or supersede any contractual terms, obligations or covenants among or between any of the Company, Sentinel Financial Services Company or the Trust previously or currently in effect, including those contractual terms, obligations or covenants contained in the Participation
Agreement.

8. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered: (a) to the Administrator, at:

Sentinel Administrative Services, Inc. One National Life Drive Montpelier, VT 05604 Attention: Law Department

(b) to the Company, at:

Phoenix Life Insurance Company One American Row Hartford, CT 06103-2899 Attention: Legal Department

9. Miscellaneous.

(a) Successors and Assigns. This Agreement shall be binding upon the parties hereto and their permitted transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the parties and their permitted transferees, successors and assigns.

(b) Assignment. Neither this Agreement nor any of the rights, obligations or liabilities of either party hereto shall be transferred or assigned without the written consent of the other party.

(c) Intended Beneficiaries. Nothing in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy.
Rather, this Agreement is intended to be for the sole and exclusive benefit of the parties hereto.

(d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

(e) Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of Vermont, without reference to the conflict of law principles thereof.

(f) Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

In witness whereof, the parties have caused their duly authorized officers to execute this Administrative Services Agreement as of the date first written above. SENTINEL ADMINISTRATIVE SERVICES, INC.

By:	/s/ John K. Landy
Name: John K. Landy
Title:	Senior Vice President - Operations
Date:

PHOENIX LIFE INSURANCE COMPANY,
PHL VARIABLE INSURANCE COMPANY, and
PHOENIX LIFE AND ANNUITY COMPANY
By:	/s/ Gina Collopy O’Connell
Name: Gina Collopy O’Connell
Title:	Senior Vice President
Date:	September 7, 2007